Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS A STRONG SECOND QUARTER AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – July 28, 2016 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded record net income of $12.05 million and diluted earnings per share of $0.74 for the six months ended June 30, 2016, compared to $10.25 million and $0.67, respectively, for the same six month period last year, reflecting increases of $1.81 million or 18 percent, and $0.07 per share, or 10 percent, respectively.

For the quarter ended June 30, 2016, the Corporation recorded net income of $6.56 million and diluted earnings per share of $0.40, compared to $5.24 million and $0.34 for the same three month period last year, reflecting increases of $1.33 million, or 25 percent, and $0.06 per share, or 18 percent, respectively.

During the second quarter of 2016, similar to the first quarter of 2016, the Company recorded increased FDIC premiums and increased investment in risk management related analytics and practices. The additional FDIC premium was estimated at $950 thousand, which reduced net income by $585 thousand and diluted earnings per share by approximately $0.04 per share, for the quarter.

The following table summarizes specified financial measures for the second quarters of 2016 and 2015, respectively:

	June	June	Increase/
(Dollars in millions, except EPS)	2016(A)	2015	(Decrease)
Net interest income	$24.18	$20.34	$3.84	19%
Provision for loan losses	$2.20	$2.20	$—	—%
Pretax income	$10.65	$8.38	$2.27	27%
Net income	$6.56	$5.24	$1.32	25%
Diluted EPS	$0.40	$0.34	$0.06	18%
Total revenue	$31.62	$26.84	$4.78	18%

Return on average assets	0.73%	0.70%	0.03	4%
Return on average equity	9.06%	8.24%	0.82	10%
Efficiency ratio (B)	60.36%	61.00%	(0.64)	(1)%
Book value per share	$18.08	$17.02	$1.06	6%

(A)	The quarter ended June 2016 included $950 thousand of additional charges related to increased FDIC premiums, as described on the prior page. These charges reduced pretax income by $950 thousand, net income by $585 thousand, diluted earnings per share by $0.04 per share, ROAA by 0.06%, and ROAE by 0.80%, and increased the efficiency ratio by 3.06%.
(B)	See Non-GAAP financial measures reconciliation table on page 28.

Mr. Kennedy said, “We had a very strong second quarter of 2016, as we continued to successfully execute our Plan – Expanding Our Reach. We posted record net income and near record earnings per share, despite the additional FDIC premium expense.”

Additional Q2 2016 highlights follow:

•	Growth in diluted EPS for Q2 2016 when compared to Q2 2015 was $0.06 per share, or 18 percent, despite the additional expenses incurred in Q2 2016.
•	At June 30, 2016, the market value of assets under administration (AUA) at the Private Wealth Management Division of Peapack-Gladstone Bank (“the Bank”) stood at $3.42 billion.
•	Fee income from the Private Wealth Management Division totaled $4.9 million for the second quarter of 2016, compared to $4.5 million for the same quarter in 2015. Wealth management fee income, at approximately 15 percent of the Company’s total revenue, contributed significantly to the Company’s diversified revenue sources.

•	Loans at June 30, 2016, including multifamily loans held for sale, totaled $3.21 billion. This reflected net growth of $143 million compared to the prior quarter (5 percent compared to the prior quarter or 19 percent on an annualized basis), and $467 million (17 percent) when compared to the $2.74 billion at June 30, 2015.
•	Commercial & Industrial (C&I) loans at June 30, 2016 totaled $576 million. This reflected net growth of $21 million compared to the prior quarter (4 percent compared to the prior quarter or 15 percent on an annualized basis), and net growth of $138 million (31 percent) when compared to the $438 million at June 30, 2015.
•	Multifamily whole loans sold totaled $80 million in the second quarter of 2016, which resulted in a net gain on sale of $500 thousand.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) totaled $2.82 billion at June 30, 2016. This reflected net growth of $65 million compared to the prior quarter (2 percent compared to the prior quarter or 10 percent on an annualized basis), and $539 million (24) when compared to the $2.28 billion at June 30, 2015.
•	Asset quality metrics continued to be strong at June 30, 2016. Nonperforming assets at June 30, 2016 were just $8.8 million, or 0.24 percent of total assets. Total loans past due 30 through 89 days and still accruing were $6.6 million or 0.21 percent of total loans at June 30, 2016.
•	The Company’s net interest income for the second quarter of 2016 was $24.2 million, reflecting growth of $766 thousand (3 percent for the quarter or 13 percent on an annualized basis) when compared to $23.4 million for the March 2016 quarter, and growth of $3.83 million (19 percent) when compared to the $20.34 million for the quarter ended June 30, 2015.

•	The Company’s book value per share at June 30, 2016 of $18.08 reflected improvement when compared to $17.02 at June 30, 2015. Year over year growth in book value per share totaled 6 percent.

Mr. Kennedy noted, “We were very pleased with our progress in 2015, and continue to be pleased with our progress thus far in 2016. As I described earlier this year, we did see some headwinds going into 2016. Despite those headwinds, we have delivered solid results again this quarter.”

Net Interest Income / Net Interest Margin

Net interest income and net interest margin was $24.18 million and 2.79 percent for the second quarter of 2016, compared to $23.41 million and 2.82 percent for the first quarter of 2016, and compared to $20.34 million and 2.80 percent for the same quarter last year, reflecting growth in net interest income of $3.83 million or 19 percent when compared to the same prior year period. Net interest income for the second quarter of 2016 benefitted from loan growth during 2015 and the first quarter of 2016. Additionally, the June 2016 quarter included approximately $452 thousand of prepayment premiums received on the prepayment of certain multifamily loans, compared to $419 thousand for the March 2016 quarter, and compared to $86 thousand for the June 2015 quarter. The $452 thousand benefitted the net interest margin for the June 2016 quarter by 5 basis points.

Net interest income for the second quarter of 2016 improved considerably compared to the same quarter in 2015, and net interest margin remained relatively flat at 2.79 percent for the 2016 quarter compared to 2.80 percent for the 2015 quarter. The net interest margin continues to be impacted by the effect of the low interest rate environment throughout 2015 and 2016, as well as competitive pressures in attracting new loans and deposits.

The net interest margin is also affected by the maintenance of liquid assets on the Company’s balance sheet. Mr. Kennedy said, “In addition to $288 million of cash, cash equivalents and investment securities on our balance sheet, we also have over $1 billion of secured funding available from the Federal Home Loan Bank, of which we only have $113 million drawn as of June 30, 2016.”

Wealth Management Business

In the June 2016 quarter, Peapack-Gladstone Bank’s wealth management business generated $4.90 million in fee income compared to $4.30 million for the March 2016 quarter, and $4.53 million for the June 2015 quarter.

Fee income for the June 2016 quarter was $604 thousand higher than the March 2016 quarter. The second quarter (June quarter) of each year historically reflects a high level of tax preparation income related to the Bank’s wealth management clients. Additionally, the June 2016 quarter benefitted from continued new business, as well as positive market action relative to March 2016 quarter levels.

Fee income for the June 2016 quarter was $367 thousand, or approximately 8 percent greater than the June 2015 quarter. Growth in fee income was due to several factors including: the acquisition of Wealth Management Consultants, LLC (“WMC”) which closed in May 2015; continued healthy new business results; and higher yields on new business as compared to lost/closed business. These contributions to increased revenue were partially offset by the broader market declines in the second half of 2015, as well as the first quarter of 2016, which negatively impacted investment fee revenue.

The market value of the assets under administration (AUA) of the wealth management division was $3.42 billion at June 30, 2016, increasing by $111 million, or 3 percent (13 percent on an annualized basis), from March 31, 2016 and decreasing $27 million, or less than one percent, from $3.45 billion at June 30, 2015, principally due to the broader market declines noted above.

Mr. John Babcock, President of Private Wealth Management, said, “We continue to incorporate wealth into every conversation we have with all of the Company’s clients, across all business lines.  We will continue to grow our professional team as well as expand our products, services, and the advice we deliver to our clients, through strategic hires, wealth management acquisitions, and organically.”  Mr. Babcock went on to note, “While the broader market declines in the second half of 2015 and the beginning of 2016 impacted fee revenue, we were still able to generate fee income in the June quarter greater than the June quarter of 2015 due to new business and positive net flows. We are cautiously optimistic about the market in the medium-to-longer term, we have a healthy new business pipeline and we continue to attract new clients every month.  Notwithstanding market fluctuation, our business continues to grow and will be a significant driver to enhancing shareholder value as we move ahead.”

Loan Originations / Loans

At June 30, 2016, loans, including multifamily loans held for sale, totaled $3.21 billion compared to $3.07 billion three months ago at March 31, 2016 and compared to $2.74 billion one year ago at June 30, 2015, representing net increases of $143 million compared to the prior quarter (5 percent compared to the prior quarter or 19 percent on an annualized basis), and $467 million (17 percent) compared to the prior year June 30th period. Mr. Kennedy noted, “We believe we have a very high quality loan portfolio, as evidenced by having no construction loans, and very strong asset quality metrics.”

For the quarter ended June 30, 2016, residential mortgage originations totaled $53 million. In 2015, we successfully repositioned our residential mortgage business to serve as a lead product supporting new wealth business, as well as other banking relationships. We believe that residential mortgage volumes will increase through the remainder of 2016.

For the June 2016 quarter, commercial real estate originations (not including multifamily loans) totaled $37 million. When comparing June 30, 2016 to June 30, 2015, commercial real estate mortgage loans (not including multifamily loans) grew $84 million, or 22 percent, to $460 million at June 30, 2016 from $375 million one year ago at June 30, 2015.

The June 2016 quarter included $151 million of multifamily loan originations, slightly higher than the previous quarter, but down significantly from the same 2015 quarter.

At June 30, 2016, the multifamily loan portfolio, including multifamily loans held for sale, totaled $1.56 billion (or 48.7 percent of total loans) compared to $1.53 billion (or 49.8 percent of total loans) three months ago at March 31, 2016 and compared to $1.50 billion (or 50.0 percent of total loans) at December 31, 2015. The increases were net of whole loans sold and participations, including $80 million of whole loans sold in the June 2016 quarter bringing the total whole loans sold or participated for 2016 to $138 million. These loan sales and participations were part of the Company’s balance sheet management strategy and will likely continue in 2016.

Mr. Kennedy said, “As I explained over the last several quarters, we anticipated multifamily loan originations and growth would be less than prior years, as we manage our balance sheet such that multifamily loans decline as a percentage of the overall loan portfolio and C&I loans become a larger percentage of the overall loan portfolio. We made progress on this front late in 2015, and we are pleased this has continued into 2016.” ”Mr. Kennedy further noted that, “This balance sheet management will likely not be linear each quarter, but will rather be apparent over periods of time.”

For the quarter ended June 30, 2016 the Company closed $61 million of commercial loans. When comparing June 30, 2016 to June 30, 2015, commercial loans grew $138 million, or 31 percent, to $576 million at June 30, 2016 from $438 million one year ago at June 30, 2015. At June 30, 2016 the commercial loan portfolio comprised 18 percent of the overall loan portfolio, up from 16 percent one year ago at June 30, 2015.

Mr. Kennedy said, “As a result of our continued investment in and commitment to C&I banking, including the addition in 2015 and 2016, as well as future planned additions, of highly regarded bankers with industry and capital markets expertise, and the addition of Eric H. Waser, Head of Commercial Banking in 2015, we have seen, and believe will continue to see, our C&I client base and corresponding loan portfolio grow.”

Mr. Kennedy went on to say, “Our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received. The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Deposits / Funding / Balance Sheet Management

In June 2016, the Company issued $50 million of subordinated debt ($48.7 million net of underwriting fees and expenses) bearing interest at an annual rate of 6 percent for the first five years, and thereafter at an adjustable rate and until maturity in June 2026 or earlier redemption.

During the June 2016 quarter, customer deposit growth of $65 million (principally noninterest-bearing and money market), the subordinated debt issuance of $49 million (net), and increased capital of $12 million, basically funded net asset growth of $139 million.

Brokered interest-bearing demand (“overnight”) deposits continued to be managed flat at $200 million at June 30, 2016. The interest rate paid on these deposits allowed the Bank to fund at attractive rates and engage in interest rate swaps as part of its asset-liability interest rate risk management. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

From a liquidity/funding perspective, such brokered deposits, at a direct cost of approximately 55 basis points (excluding costs of hedging), are generally a more cost effective alternative than borrowings which require pledged collateral when drawn, as secured wholesale borrowings do. From a balance sheet management perspective, the rate paid on these short term brokered deposits enables their use in swap transactions for an efficient hedging/interest rate risk management program. As of June 30, 2016, the Company had transacted pay fixed, receive floating interest rate swaps totaling $180 million notional amount.

Mr. Kennedy noted, “The Company will continue to place an intense focus on providing high touch client service and growing its core deposit base. Our full array of treasury management solutions will help support both core deposit growth and commercial lending opportunities.”

Other Noninterest Income

Service charges and fees for the June 2016 quarter were $818 thousand, compared to $807 thousand for the March 2016 quarter and $837 thousand for the June 2015 quarter. Several categories have reflected improvement, including income from debit card usage as well as account analysis fees, however, overdraft/NSF fees have declined considerably.

The June 2016 quarter included $309 thousand of income from the sale of newly originated residential mortgage loans (mortgage banking), compared to $121 thousand for the March 2016 quarter, and $161 thousand in the June 2015 quarter. Originations of residential mortgage loans for sale were much higher in the June 2016 quarter, compared to the other noted periods.

There were $18 thousand of securities gains for the June 2016 quarter compared to $101 thousand for the March 2016 quarter, and $176 thousand for the June 2015 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the shorter duration of our investment portfolio and the interest rate environment, as well as the future outlook, we anticipate such sales will continue to be a very small component of the Company’s operations.

Gain on sale of multifamily loans held for sale at lower of cost or fair value was $500 thousand for the June 2016 quarter, compared to $124 thousand for the March 2016 quarter. There were no such gains in the June 2015 quarter. During the first quarter of 2016 the Company began selling whole multifamily loans, in addition to participations. The Company anticipates that it will continue to employ both of these strategies throughout 2016, and potentially beyond.

Other income was $559 thousand for the June 2016 quarter compared to $473 thousand for the March 2016 quarter, and $545 thousand for the June 2015 quarter. The second quarter of 2016 included $212 thousand of income related to the Company’s SBA lending and sale program, compared to $47 thousand generated in the March 2016 quarter. The SBA program was implemented in the March 2016 quarter, and the Company anticipates it will be a part of its normal ongoing operations. The June 2015 quarter included $373 thousand of loan level, back-to-back swap income. This program is also a part of the Company’s normal ongoing operations. Due to the nature of this program, it is difficult to predict timing and amount of future income.

Other improvements in other income in the June 2016 quarter included greater loan servicing fees due principally to continued multifamily loan participations, and higher unused line of credit fees associated with the C&I lending business.

Operating Expenses

The Company’s total operating expenses were $18.78 million for the quarter ended June 30, 2016, compared to $19.21 million for the March 2016 quarter and $16.27 million for the same quarter in 2015. During the second quarter of 2016, similar to the first quarter of 2016, the Company recorded increased FDIC premiums of approximately $950 thousand.

Salary and benefits expenses for the June 2016 quarter were $11.10 million compared to $10.91 million for the March 2016 quarter, and $9.87 million for the June 2015 quarter. Strategic hiring that was in line with the Company’s Plan, the acquisition of WMC, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, all contributed to the increase from the June 2015 quarter to the June 2016 quarter.

Premises and equipment expense totaled $2.74 million for the quarter ended June 30, 2016, compared to $2.86 million for the March 2016 quarter, and $2.78 million for the same quarter last year.

FDIC insurance expense for the June 2016 quarter was $1.58 million, compared to $1.56 million for the March 2016 quarter, and $431 thousand for the June 2015 quarter. As noted previously, the June 2016 and March 2016 quarters were impacted by the increased FDIC premiums. Mr. Kennedy noted, “I said at the beginning of this year that we generally expected an approximate $950 thousand increase in our quarterly FDIC premium going forward (approximately $3.8 million for 2016). The increased expense recognized for the second and first quarters of 2016 were in line with that guidance. While we believe this increased cost will be temporary, we cannot predict when the additional FDIC premium will be eliminated.”

Other expenses for the June 2016 quarter were $3.35 million, compared to $3.88 million for the March 2016 quarter and $3.19 million for the June 2015 quarter.

Mr. Kennedy noted, “Total expenses for our second quarter of 2016 came in under budget, as we worked to manage our expenses closely.” Mr. Kennedy went on to note, “At the beginning of this year I said that given our significant growth and high concentration in multifamily lending, Management had decided to accelerate approximately $2.0 million of costs over the next 3 to 12 months to ensure we adhere to best in class risk management practices. I also said that, we had originally planned for such expenditures over the next 24 to 30 months, but we felt it prudent to pull them forward.”

Provision for Loan Losses / Asset Quality

For the quarter ended June 30, 2016, the Company’s provision for loan losses was $2.20 million, which is greater than the March 2016 quarter, and flat to the June 2015 quarter. Charge-offs, net of recoveries, for the second quarter of 2016 were only $302 thousand. The larger provision in the June 2016 quarter compared to the March 2016 quarter was due to loan growth, as well as greater qualitative factor allocations of the allowance, principally to C&I and Commercial Real Estate loans.

At June 30, 2016 the allowance for loan losses was $29.22 million, 363 percent of nonperforming loans and 0.93 percent of total loans, compared to $27.32 million, 375 percent of nonperforming loans and 0.90 percent of total loans at March 31, 2016, and $22.97 million, 323 percent of nonperforming loans and 0.84 percent of total loans one year prior, at June 30, 2015.

The Company’s provision for loan losses and its allowance for loan losses continue to track consistently with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at June 30, 2016 (which does not include TDR loans that are performing in accordance with their terms) were just $8.8 million or 0.24 percent of total assets, compared to $8.1 million at both March 31, 2016 and June 30, 2015. Total loans past due 30 through 89 days and still accruing were $6.6 million at June 30, 2016, compared to $1.4 million at March 31, 2016 and $1.7 million at June 30, 2015. There were no multifamily loans past due at quarter end. The increase in past due loans in the June 2016 quarter was due to one commercial real estate loan and one jumbo residential mortgage loan, with a combined total of $4.7 million, both of which became 30 days past due. The Company believes that there is adequate collateral coverage on both loans.

Capital / Dividends

The Company’s capital position in the June 2016 quarter was benefitted by net income of $6.6 million and also by $5.7 million of voluntary share purchases in the Dividend Reinvestment Plan, which continue to be a source of capital for the Company.

At June 30, 2016, the Company’s GAAP capital as a percent of total assets was 8.20 percent. The Company’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.19 percent, 10.28 percent, 10.28 percent and 12.99 percent, respectively. The Bank’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 9.21 percent, 11.56 percent, 11.56 percent and 12.58 percent, respectively. The Bank’s regulatory capital ratios are all above the ratios to be considered well capitalized under regulatory guidance.

The Company’s regulatory total risk based capital ratio at June 30, 2016 was benefitted by the $49 million (net) subordinated debt issuance that closed in June 2016. The Company down-streamed approximately $40 million of those proceeds to the Bank as capital, benefitting all the Bank’s regulatory capital ratios.

On July 28, 2016, the Company’s Board of Directors declared a regular cash dividend of $0.05 per share payable on August 25, 2016 to shareholders of record on August 11, 2016.

Mr. Kennedy said, “We continue to believe we have sufficient common equity to support our planned growth and expansion for the immediate future.”

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.60 billion as of June 30, 2016. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2016 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2015. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2016(A)	2016(B)	2015(C)	2015	2015
Income Statement Data:
Interest income	$29,035	$27,898	$27,123	$25,806	$23,852
Interest expense	4,859	4,488	4,304	4,100	3,508
Net interest income	24,176	23,410	22,819	21,706	20,344
Provision for loan losses	2,200	1,700	1,950	1,600	2,200
Net interest income after
provision for loan losses	21,976	21,710	20,869	20,106	18,144
Wealth management fee income	4,899	4,295	4,307	4,169	4,532
Service charges and fees	818	807	849	832	837
Bank owned life insurance	345	342	252	260	248
Gain on loans held for sale at fair
value (Mortgage banking)	309	121	117	102	161
Gain on loans held for sale at
lower of cost or fair value	500	124	—	—	—
Other income	559	473	198	164	545
Securities gains, net	18	101	—	83	176
Total other income	7,448	6,263	5,723	5,610	6,499
Salaries and employee benefits	11,100	10,908	10,659	10,322	9,872
Premises and equipment	2,742	2,864	3,390	2,785	2,778
FDIC insurance expense	1,581	1,559	825	416	431
Other expenses	3,352	3,875	5,119	3,376	3,185
Total operating expenses	18,775	19,206	19,993	16,899	16,266
Income before income taxes	10,649	8,767	6,599	8,817	8,377
Income tax expense	4,085	3,278	2,256	3,434	3,139
Net income	$6,564	$5,489	$4,343	$5,383	$5,238

Total revenue (See footnote (D) below)	$31,624	$29,673	$28,542	$27,316	$26,843
Per Common Share Data:
Earnings per share (basic)	$0.41	$0.35	$0.28	$0.35	$0.34
Earnings per share (diluted)	0.40	0.34	0.28	0.35	0.34
Weighted average number of
common shares outstanding:
Basic	16,172,223	15,858,278	15,498,119	15,253,009	15,082,516
Diluted	16,341,975	16,016,972	15,721,876	15,435,939	15,233,151
Performance Ratios:
Return on average assets
Annualized (ROAA)	0.73%	0.64%	0.51%	0.66%	0.70%
Return on average
equity annualized (ROAE)	9.06%	7.83%	6.37%	8.19%	8.24%
Net interest margin
(taxable equivalent basis)	2.79%	2.82%	2.79%	2.75%	2.80%
Efficiency ratio (E)	60.36%	65.22%	70.05%	61.14%	61.00%
Operating expenses / average
assets annualized	2.08%	2.22%	2.36%	2.07%	2.16%

(A)	The quarter ended June 2016 included $950 thousand of additional charges related to increased FDIC premiums. These charges reduced pretax income by $950 thousand, net income by $585 thousand, diluted earnings per share by $0.04 per share, ROAA by 0.06%, and ROAE by 0.80%, and increased the efficiency ratio by 3.06%.
(B)	The quarter ended March 31, 2016 included $950 thousand of additional charges related to increased FDIC premiums. These charges reduced pretax income by $950 thousand, net income by $595 thousand, diluted earnings per share by $0.03 per share, ROAA by 0.06%, and ROAE by 0.85%, and increased the efficiency ratio by 3.23%.
(C)	The quarter ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices. These charges reduced pretax income by $2.5 million, net income by $1.6 million, earnings per share by $0.10 per share, ROAA by 0.05%, and ROAE by 0.60%, and increased the efficiency ratio by 2.09%.
(D)	Total revenue includes a $500 thousand gain (for 2016) from sale of loans held for sale at lower of cost or fair value.
(E)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

SELECTED CONSOLIDATED FINANCIAL DATA (Dollars in Thousands, except share data) (Unaudited)

	For the
	Six Months Ended
	June 30,		Change
Income Statement Data:	2016(A)	2015	$	%
Interest income	$56,933	$46,213	$10,720	23%
Interest expense	9,347	6,286	3,061	49%
Net interest income	47,586	39,927	7,659	19%
Provision for loan losses	3,900	3,550	350	10%
Net interest income after
provision for loan losses	43,686	36,377	7,309	20%
Wealth management fee income	9,194	8,563	631	7%
Service charges and fees	1,625	1,642	(17)	-1%
Bank owned life insurance	687	785	(98)	-12%
Gain on loans held for sale at fair
Value (Mortgage banking)	430	309	121	39%
Gains on loans held for sale at
lower of cost or fair value	624	—	624	N/A
Other income	1,032	638	394	62%
Securities gains, net	119	444	(325)	-73%
Total other income	13,711	12,381	1,330	11%
Salaries and employee benefits	22,008	19,297	2,711	14%
Premises and equipment	5,606	5,394	212	4%
FDIC insurance expense	3,140	913	2,227	244%
Other expenses	7,227	6,430	797	12%
Total operating expenses	37,981	32,034	5,947	19%
Income before income taxes	19,416	16,724	2,692	16%
Income tax expense	7,363	6,478	885	14%
Net income	$12,053	$10,246	$1,807	18%

Total revenue (See footnote (B) below)	$61,297	$52,308	$8,989	17%

Per Common Share Data:

Earnings per share (basic)	$0.75	$0.68	$.07	10%
Earnings per share (diluted)	0.74	0.67	.07	10%

Weighted average number of
common shares outstanding:
Basic	16,015,251	14,996,596	1,025,859	7%
Diluted	16,179,700	15,189,781	997,123	7%

Performance Ratios:

Return on average assets annualized	0.68%	0.70%	-0.02%	-3%
Return on average common equity annualized	8.45%	8.19%	0.26%	3%

Net interest margin (taxable equivalent basis)	2.80%	2.84%	-0.04%	-1%

Efficiency ratio (C)	62.72%	61.77%	0.95%	2%

Operating expenses / average
assets annualized	2.15%	2.20%	-0.05%	-2%

(A)	The six months ended June 2016 included $1.90 million of additional charges related to increased FDIC premiums. These charges reduced pretax income by $1.90 million, net income by $1.18 million, diluted earnings per share by $0.08 per share, ROAA by 0.07%, and ROAE by 0.83%, and increased the efficiency ratio by 3.14%.
(B)	Total revenue includes a $624 thousand gain (for 2016) from sale of loans held for sale at lower of cost or fair value.
(C)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2016	2016	2015	2015	2015
ASSETS
Cash and due from banks	$18,261	$15,872	$11,550	$10,695	$6,205
Federal funds sold	101	101	101	101	101
Interest-earning deposits	62,968	61,946	58,509	65,402	32,382
Total cash and cash equivalents	81,330	77,919	70,160	76,198	38,688

Securities available for sale	206,216	214,050	195,630	220,930	245,897
FHLB and FRB stock, at cost	14,623	13,254	13,984	11,737	15,590

Loans held for sale	4,133	3,537	1,558	27,524	745
Multifamily loans held for sale, at lower of
cost or fair value	60,291	38,066	82,200	—	—

Residential mortgage	479,839	469,084	470,869	469,865	470,863
Multifamily mortgage	1,501,915	1,489,708	1,416,775	1,444,334	1,371,139
Commercial mortgage	459,744	414,677	413,118	399,592	375,440
Commercial loans	576,169	554,871	512,886	456,611	438,461
Construction loans	—	1,392	1,401	1,409	1,417
Consumer loans	67,614	44,198	45,044	32,563	29,996
Home equity lines of credit	63,188	53,328	52,649	50,370	51,675
Other loans	430	443	500	483	2,947
Total loans	3,148,899	3,027,701	2,913,242	2,855,227	2,741,938
Less: Allowances for loan losses	29,219	27,321	25,856	24,374	22,969
Net loans	3,119,680	3,000,380	2,887,386	2,830,853	2,718,969

Premises and equipment	29,199	29,609	30,246	31,310	31,637
Other real estate owned	767	861	563	330	956
Accrued interest receivable	7,733	7,497	6,820	6,839	6,451
Bank owned life insurance	43,325	43,101	42,885	32,727	32,565
Deferred tax assets, net	18,190	17,952	15,582	14,613	12,673
Other assets	19,216	19,771	17,645	15,902	13,999
TOTAL ASSETS	$3,604,703	$3,465,997	$3,364,659	$3,268,963	$3,118,170

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$469,809	$457,730	$419,887	$399,200	$386,588
Interest-bearing demand deposits	897,210	905,479	861,697	829,970	667,847
Savings	120,617	119,149	115,007	117,665	120,606
Money market accounts	861,664	820,757	810,709	792,685	717,246
Certificates of deposit - Retail	466,079	446,833	434,450	411,335	384,235
Subtotal “customer” deposits	2,815,379	2,749,948	2,641,750	2,550,855	2,276,522
IB Demand - Brokered	200,000	200,000	200,000	243,000	293,000
Certificates of deposit - Brokered	93,660	93,630	93,720	93,690	94,224
Total deposits	3,109,039	3,043,578	2,935,470	2,887,545	2,663,746

Overnight borrowings	29,450	21,100	40,700	—	87,500
Federal home loan bank advances	83,692	83,692	83,692	83,692	83,692
Capital lease obligation	9,961	10,092	10,222	10,350	10,475
Subordinated debt, net	48,698	—	—	—	—
Other liabilities	28,330	24,030	18,899	19,448	14,881
Due to brokers, securities settlements	—	—	—	1,528	—
TOTAL LIABILITIES	3,309,170	3,182,492	3,088,983	3,002,563	2,860,294
Shareholders’ equity	295,533	283,505	275,676	266,400	257,876
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$3,604,703	$3,465,997	$3,364,659	$3,268,963	$3,118,170

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included above)	$3,418,566	$3,307,799	$3,321,624	$3,250,835	$3,445,939

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2016	2016	2015	2015	2015
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	8,049	7,278	6,747	7,615	7,111
Other real estate owned	767	861	563	330	956
Total nonperforming assets	$8,816	$8,139	$7,310	$7,945	$8,067

Nonperforming loans to
total loans	0.26%	0.24%	0.23%	0.27%	0.26%
Nonperforming assets to
total assets	0.24%	0.23%	0.22%	0.24%	0.26%

Performing TDRs (A)(B)	$18,570	$16,033	$16,231	$14,609	$13,695

Loans past due 30 through 89
days and still accruing	$6,576	$1,393	$2,143	$2,748	$1,744

Classified loans	$51,084	$48,817	$42,777	$41,985	$38,676

Impaired loans	$26,643	$23,335	$23,107	$22,224	$20,806

Allowance for loan losses:
Beginning of period	$27,321	$25,856	$24,374	$22,969	$20,816
Provision for loan losses	2,200	1,700	1,950	1,600	2,200
Charge-offs, net	(302)	(235)	(468)	(195)	(47)
End of period	$29,219	$27,321	$25,856	$24,374	$22,969

ALLL to nonperforming loans	363.01%	375.39%	383.22%	320.08%	323.01%
ALLL to total loans	0.93%	0.90%	0.89%	0.85%	0.84%

(A)	Amounts reflect TDR’s that are paying according to restructured terms.

(B)	Amount does not include $4.2 million at June 30, 2016, $3.4 million at March 31, 2016, $2.6 million at December 31, 2015, $2.8 million at September 30, 2015, and $2.2 million at June 30, 2015 of TDRs included in nonaccrual loans.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	June 30,	Dec 31,	June 30,
	2016	2015	2015
Capital Adequacy

Equity to total assets (A)	8.20%	8.19%	8.27%

Tangible Equity to tangible assets (B)	8.12%	8.10%	8.17%

Book value per share (C)	$18.08	$17.61	$17.02

Tangible Book Value per share (D)	$17.88	$17.40	$16.80

	June 30,		Dec 31,		June 30,
	2016		2015		2015

Regulatory Capital – Holding Company

Tier I leverage	$295,443	8.19%	$273,738	8.10%	$254,737	8.48%

Tier I capital to risk weighted assets	295,443	10.28	273,738	10.42	254,737	10.78

Common equity tier I capital ratio
to risk-weighted assets	295,440	10.28	273,738	10.42	254,737	10.78

Tier I & II capital to
risk-weighted assets	373,360	12.99	299,593	11.40	277,706	11.75

Regulatory Capital – Bank

Tier I leverage	$332,115	9.21%	$271,641	8.04%	$242,811	8.08%

Tier I capital to risk weighted assets	332,115	11.56	271,641	10.34	242,811	10.28

Common equity tier I capital ratio
to risk-weighted assets	332,112	11.56	271,641	10.34	242,811	10.28

Tier I & II capital to
risk-weighted assets	361,334	12.58	297,497	11.32	265,780	11.25

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables.
(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested.
(D)	Tangible book value per share is different than book value per share because it excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested. See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2016	2016	2015	2015	2015

Residential loans retained	$32,513	$17,747	$18,847	$20,623	$23,117
Residential loans sold	20,221	8,062	7,183	6,078	10,978
Total residential loans	52,734	25,809	26,030	26,701	34,095

CRE (includes
Community banking)	36,554	9,339	41,015	47,450	29,561
Multifamily (includes
Community banking)	150,709	108,035	107,605	149,763	206,803
Commercial loans (includes
Community banking) (A)	61,309	67,488	74,749	37,361	136,483
SBA	2,285	1,055	—	—	—
Wealth lines of credit (A)	785	1,800	35,550	24,000	6,150
Total commercial loans	251,642	187,717	258,919	258,574	378,997

Installment loans	1,077	486	1,052	933	1,128

Home equity lines of credit (A)	14,435	3,604	5,902	3,775	3,225

Total loans closed	$319,888	$217,616	$291,903	$289,983	$417,445

	For the Six Months Ended
	June 30,	June 30,
	2016	2015
Residential loans retained	$50,260	$40,103
Residential loans sold	28,283	19,916
Total residential loans	78,543	60,019

CRE (includes
Community banking)	45,893	87,348
Multifamily (includes
Community banking)	258,744	415,837
Commercial loans (includes
Community banking) (A)	128,797	177,179
SBA	3,340	—
Wealth lines of credit (A)	2,585	16,410
Total commercial loans	439,359	696,774

Installment loans	1,563	1,472

Home equity lines of credit (A)	18,039	6,602

Total loans closed	$537,504	$764,867

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2016			June 30, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$200,804	$914	1.82%	$244,087	$1,037	1.70%
Tax-exempt (1) (2)	27,127	211	3.11	30,941	210	2.71

Loans (2) (3):
Mortgages	473,293	3,927	3.32	468,082	3,824	3.27
Commercial mortgages	2,047,112	17,830	3.48	1,663,150	14,767	3.55
Commercial	552,955	5,392	3.90	360,517	3,347	3.71
Commercial construction	1,305	13	3.98	5,713	61	4.27
Installment	63,158	420	2.66	29,169	256	3.51
Home equity	58,146	475	3.27	51,710	417	3.23
Other	462	11	9.52	527	12	9.11
Total loans	3,196,431	28,068	3.51	2,578,868	22,684	3.52
Federal funds sold	101	—	0.25	101	—	0.10
Interest-earning deposits	79,264	76	0.39	69,780	39	0.22
Total interest-earning assets	3,503,727	29,269	3.34%	2,923,777	23,970	3.28%
Noninterest-Earning Assets:
Cash and due from banks	16,122			6,385
Allowance for loan losses	(28,056)			(21,493)
Premises and equipment	29,452			31,983
Other assets	88,907			66,131
Total noninterest-earning assets	106,425			83,006
Total assets	$3,610,152			$3,006,783
LIABILITIES:
Interest-bearing deposits:
Checking	$906,611	$607	0.27%	$670,473	$359	0.21%
Money markets	818,453	602	0.29	703,236	461	0.26
Savings	120,094	17	0.06	117,411	16	0.05
Certificates of deposit – retail	450,675	1,545	1.37	343,781	1,051	1.22
Subtotal interest-bearing deposits	2,295,833	2,771	0.48	1,834,901	1,887	0.41
Interest-bearing demand - brokered	200,000	760	1.52	265,802	563	0.85
Certificates of deposit – brokered	93,642	496	2.12	98,191	504	2.05
Total interest-bearing deposits	2,589,475	4,027	0.62	2,198,894	2,954	0.54
Borrowings	222,667	573	1.03	146,441	428	1.17
Capital lease obligation	10,007	120	4.80	10,515	126	4.79
Subordinated debt	8,777	139	6.33	—	—	—
Total interest-bearing liabilities	2,830,926	4,859	0.69	2,355,850	3,508	0.60
Noninterest-bearing liabilities:
Demand deposits	464,074			384,604
Accrued expenses and
other liabilities	25,247			12,133
Total noninterest-bearing liabilities	489,321			396,737
Shareholders’ equity	289,905			254,196
Total liabilities and
shareholders’ equity	$3,610,152			$3,006,783
Net interest income		$24,410			$20,462
Net interest spread			2.65%			2.68%
Net interest margin (4)			2.79%			2.80%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2016			March 31, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$200,804	$914	1.82%	$199,579	$926	1.86%
Tax-exempt (1) (2)	27,127	211	3.11	24,044	200	3.33

Loans (2) (3):
Mortgages	473,293	3,927	3.32	466,497	3,818	3.27
Commercial mortgages	2,047,112	17,830	3.48	1,960,127	17,170	3.50
Commercial	552,955	5,392	3.90	525,896	5,100	3.88
Commercial construction	1,305	13	3.98	1,395	14	4.01
Installment	63,158	420	2.66	44,906	335	2.98
Home equity	58,146	475	3.27	53,056	440	3.32
Other	462	11	9.52	486	12	9.88
Total loans	3,196,431	28,068	3.51	3,052,363	26,889	3.52
Federal funds sold	101	—	0.25	101	—	0.23
Interest-earning deposits	79,264	76	0.39	77,903	87	0.45
Total interest-earning assets	3,503,727	29,269	3.34%	3,353,989	28,102	3.35%
Noninterest-Earning Assets:
Cash and due from banks	16,122			15,603
Allowance for loan losses	(28,056)			(26,582)
Premises and equipment	29,452			30,000
Other assets	88,907			83,632
Total noninterest-earning assets	106,425			102,653
Total assets	$3,610,152			$3,456,642
LIABILITIES:
Interest-bearing deposits:
Checking	$906,611	$607	0.27%	$882,497	$571	0.26%
Money markets	818,453	602	0.29	819,818	573	0.28
Savings	120,094	17	0.06	116,560	16	0.05
Certificates of deposit – retail	450,675	1,545	1.37	442,563	1,489	1.35
Subtotal interest-bearing deposits	2,295,833	2,771	0.48	2,261,438	2,649	0.47
Interest-bearing demand - brokered	200,000	760	1.52	200,000	741	1.48
Certificates of deposit – brokered	93,642	496	2.12	93,674	497	2.12
Total interest-bearing deposits	2,589,475	4,027	0.62	2,555,112	3,887	0.61
Borrowings	222,667	573	1.03	155,274	479	1.23
Capital lease obligation	10,007	120	4.80	10,140	122	4.81
Subordinated debt	8,777	139	6.33	—	—	—
Total interest-bearing liabilities	2,830,926	4,859	0.69	2,720,526	4,488	0.66
Noninterest-bearing liabilities:
Demand deposits	464,074			435,770
Accrued expenses and
other liabilities	25,247			19,898
Total noninterest-bearing liabilities	489,321			455,668
Shareholders’ equity	289,905			280,448
Total liabilities and
shareholders’ equity	$3,610,152			$3,456,642
Net interest income		$24,410			$23,614
Net interest spread			2.65%			2.69%
Net interest margin (4)			2.79%			2.82%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

SIX MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2016			June 30, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$200,192	$1,840	1.84%	$258,934	$2,219	1.71%
Tax-exempt (1) (2)	25,586	411	3.21	34,268	441	2.57

Loans (2) (3):
Mortgages	469,895	7,745	3.30	467,293	7,619	3.26
Commercial mortgages	2,003,619	35,000	3.49	1,562,073	28,356	3.63
Commercial	539,426	10,492	3.89	338,435	6,244	3.69
Commercial construction	1,350	27	4.00	5,821	123	4.23
Installment	54,032	755	2.79	28,484	508	3.57
Home equity	55,601	915	3.29	51,188	822	3.21
Other	474	23	9.70	528	25	9.47
Total loans	3,124,397	54,957	3.52	2,453,822	43,697	3.56
Federal funds sold	101	—	0.24	101	—	0.10
Interest-earning deposits	78,583	163	0.42	80,658	82	0.20
Total interest-earning assets	3,428,859	57,371	3.35%	2,827,783	46,439	3.28%
Noninterest-Earning Assets:
Cash and due from banks	15,862			6,594
Allowance for loan losses	(27,319)			(20,778)
Premises and equipment	29,726			32,118
Other assets	86,070			65,006
Total noninterest-earning assets	104,339			82,940
Total assets	$3,533,198			$2,910,723
LIABILITIES:
Interest-bearing deposits:
Checking	$894,554	$1,178	0.26%	$650,909	$673	0.21%
Money markets	819,135	1,175	0.29	706,893	924	0.26
Savings	118,327	33	0.06	115,434	30	0.05
Certificates of deposit – retail	446,619	3,034	1.36	296,085	1,714	1.16
Subtotal interest-bearing deposits	2,278,635	5,420	0.48	1,769,321	3,341	0.38
Interest-bearing demand - brokered	200,000	1,501	1.50	253,221	843	0.67
Certificates of deposit – brokered	93,658	993	2.12	112,219	1,028	1.83
Total interest-bearing deposits	2,572,293	7,914	0.62	2,134,761	5,212	0.49
Borrowings	188,971	1,052	1.11	128,142	820	1.28
Capital lease obligation	10,074	242	4.80	10,575	254	4.80
Subordinated debt	4,388	139	6.34	—	—	—
Total interest-bearing liabilities	2,775,726	9,347	0.67	2,273,478	6,286	0.55
Noninterest-bearing liabilities:
Demand deposits	449,922			375,527
Accrued expenses and
other liabilities	22,373			11,446
Total noninterest-bearing liabilities	472,295			386,973
Shareholders’ equity	285,177			250,272
Total liabilities and
shareholders’ equity	$3,533,198			$2,910,723
Net interest income		$48,024			$40,153
Net interest spread			2.68%			2.73%
Net interest margin (4)			2.80%			2.84%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk- based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2016	2016	2015	2015	2015
Shareholders’ equity	$295,533	$283,505	$275,676	$266,400	$257,876
Less: Intangible assets	3,277	3,264	3,281	3,311	3,342
Tangible equity	292,256	280,241	272,395	263,089	254,534

Period end shares outstanding	16,657,403	16,326,840	16,068,119	15,805,815	15,592,168
Less: Restricted shares not yet vested	309,920	321,580	414,188	435,312	436,908
Total outstanding shares	16,347,483	16,005,260	15,653,931	15,370,503	15,155,260
Tangible book value per share	17.88	17.51	17.40	17.12	16.80
Book value per share	18.08	17.71	17.61	17.33	17.02

Tangible Equity to Tangible Assets
Total Assets	3,604,703	3,465,997	3,364,659	3,268,963	3,118,170
Less: Intangible assets	3,277	3,264	3,281	3,311	3,342
Tangible assets	3,601,426	3,462,733	3,361,378	3,265,652	3,114,828
Tangible equity to tangible assets	8.12%	8.09%	8.10%	8.06%	8.17%
Equity to assets	8.20%	8.18%	8.19%	8.15%	8.27%

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2016	2016	2015	2015	2015

Net interest income	$24,176	$23,410	$22,819	$21,706	$20,344
Total other income	7,448	6,263	5,723	5,610	6,499
Less: Gain on loans
held for sale at lower of cost
or fair value	500	124	—	—	—
Less: Securities gains, net	18	101	—	83	176
Total recurring revenue	31,106	29,448	28,542	27,233	26,667

Operating expenses	18,775	19,206	19,993	16,899	16,266
Less: ORE provision	—	—	—	250	—
Total operating expenses	18,775	19,206	19,993	16,649	16,266

Efficiency ratio	60.36%	65.22%	70.05%	61.14%	61.00%

Efficiency ratio, excluding $2.5
million of charges relating
to the closure of two
branch offices	—	—	61.30%	—	—

	Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2016	2015

Net interest income	$47,586	$39,927
Total other income	13,711	12,381
Less: Gain on loans
held for sale at lower of cost
or fair value	624	—
Less: Securities gains, net	119	444
Total recurring revenue	60,554	51,864

Operating expenses	37,981	32,034
Less: ORE provision	—	—
Total operating expenses	37,981	32,034

Efficiency ratio	62.72%	61.77%